Exhibit 10.16

Galaxy Digital Services LLC
107 Grand Street
New York, New York 10013
October 20, 2021
Erin Brown
Dear Erin:
This letter agreement (this “Amendment”) shall supplement and amend that certain Offer Letter between you and Galaxy Digital Services LLC (the “Company”), dated as of April 14, 2021 (the “Offer Letter”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.
A new section of the Offer Letter entitled “Section 409A” is hereby added immediately following the section of the Offer Letter entitled “Miscellaneous,” and shall read as follows:
“This Letter Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Any payments under this Letter Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Letter Agreement shall be treated as a separate payment. Without limiting the forgoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid additional taxation and/or penalties or interest under Section 409A, any payments that constitute “deferred compensation” (within the meaning of Section 409A) subject to Section 409A to be made under this Letter Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A;
you shall forfeit all rights to the Severance Payment unless the Severance Agreement is executed and returned by you and, to the extent applicable, has become irrevocable (collectively, the “Release Condition”), within fifty-five (55) days following your date of termination (or such shorter period of time provided in the Severance Agreement) (the “Release Execution Period”); provided, that to the extent required in order to avoid additional taxation and/or penalties or interest under Section 409A, if the payment date of the Severance Payment could potentially occur in either of two taxable years depending on when the Release Condition is satisfied during the Release Execution Period, the Severance Payment shall not be made until the second taxable year and otherwise in accordance with the terms of this Letter Agreement; and
to the extent required in order to avoid additional taxation and/or penalties or interest under Section 409A, if at the time of your termination of employment, you are a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Letter Agreement that constitute “deferred compensation” (within the meaning of Section 409A) subject to Section 409A that are provided to you on account of your separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If you die before the Specified Employee Payment Date, any delayed payments shall be paid to your estate in a lump sum within sixty days.
The Company makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A and in no event shall the Company or any member of the Galaxy Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.”
Except as modified by this Amendment, the Offer Letter and Confidentiality and Related Covenants Agreement shall remain in full force and effect; provided, that in the event any provision in this Amendment conflicts with the Offer Letter or any other agreement, policy, plan or arrangement between the Company and you, the terms of this Amendment shall govern.
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If you agree with the terms of this Amendment, please sign and date this agreement in the space provided below and return a pdf copy to Veronica Baird at [*] to indicate your acceptance. This Amendment may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories.
Sincerely,

Galaxy Digital Services LLC

By:	/s/ Andrew Siegel
Name:	Andrew Siegel
Title:	Authorized Signatory
AGREED AND ACCEPTED AS OF December 1, 2021

/s/ Erin Brown
Erin Brown